Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-48665 and 333-11731) of The Manitowoc Company, Inc. of our report dated May 18, 2006, relating to the financial statements of The Manitowoc Company, Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

Wipfli LLP
Green Bay, Wisconsin
June 28, 2006